Exhibit 99.01
Dear Jeff,
Please forward this to the other board members, as I do not have their addresses with me.
After considerable thought over the holidays, I’ve decided effective today, January 1, 2007, to resign from the Board of Directors of Shutterfly. My reasons are twofold: 1) as a technologist, I feel there is little that I can offer to guide what has become a manufacturing company, and 2) because of the constraints imposed by Sarbanes-Oxley on my having any significant role on the board.
As I understand it, Sarbox dictates that I not Chair any committee due to the size of my holdings, not be on the compensation committee because of the loan I once made to the company, not be on the governance committee, and it even dictates that some other board member must carry out the perfunctory duties of the Chairman. What’s left is liability and constraints on stock transactions, neither of which excite me.
It seems pretty clear to me that lawmakers have gone too far in considering a large shareholder to be inappropriate in the roles, but it is equally clear that I have no ability to change this in the near term. My only solution is to become an outsider. I wish to be treated as such effective immediately.
I want to congratulate you and the team for what you have accomplished. You are doing a great job in a very competitive market, and I have no doubt that Shutterfly will continue to do well under your leadership. I will continue to recommend your service to all.
Sincerely,
Jim Clark
Chairman of the Board
Shutterfly